Exhibit 99.1

FOR IMMEDIATE RELEASE

A. SCHULMAN ANNOUNCES NEW MANAGEMENT APPOINTMENTS AND ACTIONS

•	Bernard Rzepka appointed to newly created global COO of A. Schulman

•	Heinrich Lingnau appointed Vice President and General Manager, EMEA

•	Board announces option to extend CEO Joe Gingo's contract

AKRON, Ohio, April 4, 2013 – A. Schulman (Nasdaq-GS: SHLM) announced today that Bernard Rzepka has been promoted to the role of Executive Vice President, Chief Operating Officer, effective immediately. In this new position, Rzepka will implement corporate strategy and growth plans within the global operations organization and further excellence in the Company's procurement and marketing organizations. Accordingly, the Global Supply Chain & Chief Procurement Officer, Chief Marketing Officer, and the three regional Vice Presidents and General Managers will now report to Rzepka. Rzepka will report directly to Chairman, President and Chief Executive Officer Joseph M. Gingo.

Rzepka most recently served as Vice President and General Manager, Europe, Middle East, Africa (EMEA) for A. Schulman. After earning a degree in engineering and spending five years at ICI Advanced Materials, Rzepka joined A. Schulman in 1992. He held a variety of technology and commercial management positions with the Company before assuming his current role in 2008.

“Bernard’s experience leading EMEA, which is our largest division, makes him well-qualified to head our global operations,” said Gingo. “He has an outstanding track record of accountability, transparency and leadership, has consistently exemplified our 'Open, Honest, Listen and Accountable' corporate culture, and has done an excellent job achieving maximum performance in EMEA, notwithstanding very difficult economic conditions. His strategic insight and operational expertise will serve him well as he takes on additional responsibilities in executing A. Schulman's strategies, which include increasing shareholder value by strengthening and expanding our business in key global markets. With Bernard aptly at the helm of our operations, I can continue to seek out opportunities to further grow A. Schulman's core business while exploring avenues to become a premier specialty chemical organization.”

The Company also announced that Heinrich Lingnau will replace Rzepka as Vice President and General Manager, EMEA. Lingnau will also keep his current responsibilities as Masterbatch Solutions Business Unit Leader for the short term. Lingnau joined A. Schulman in 1999 after working for 11 years at DuPont. He was a regional business leader in engineered plastics with A. Schulman before transitioning into various management-level positions within the Company's European operations.

“We’re very pleased to have Heinrich take on the Vice President and General Manager role for EMEA,” said Rzepka. “With Heinrich's experience overseeing several of our business units within EMEA, we are confident this division will continue to achieve operational excellence.”

Additionally, the Company announced today that the Board of Directors has negotiated an agreement with Gingo that, in the event of a transformational acquisition in the specialty chemical space such as the recently proposed Ferro acquisition, the Board could exercise an option to extend Gingo's employment contract as Chief Executive Officer for up to two years. As announced on March 4, 2013, A. Schulman made a proposal to the Ferro Corporation Board of Directors to acquire all of the outstanding shares of Ferro Corporation common stock for per-share consideration of $6.50.

About A. Schulman, Inc.
A. Schulman, Inc. is a leading international supplier of high-performance plastic compounds and resins headquartered in Akron, Ohio. Since 1928, the Company has been providing innovative solutions to meet its customers' demanding requirements. The Company's customers span a wide range of markets such as packaging, mobility, building & construction, electronics & electrical, agriculture, personal care & hygiene, sports, leisure & home, custom services and others. The Company employs approximately 3,300 people and has 34 manufacturing facilities globally. A. Schulman reported net sales of $2.1 billion for the fiscal year ended August 31, 2012. Additional information about A. Schulman can be found at www.aschulman.com.

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Contact information:
Jennifer K. Beeman
Director of Corporate Communications & Investor Relations
A. Schulman, Inc.
3550 W. Market St.
Akron, Ohio 44333
Tel: 330-668-7346
email: Jennifer_Beeman@us.aschulman.com